Exhibit 11.1 Code of Ethics and Conduct

THE EMBRAER CODE OF ETHICS AND CONDUCT

INTRODUCTION

EMBRAER’s Ethics and Conduct Code (the “Code”), as set forth in the following pages, has its origin in the business values and corporate culture consolidated over the years in an attempt to reflect the integrity of EMBRAER’s (the “Company’s”) procedures in its internal relations and with its surroundings where it intervenes and acts on the most diverse levels.

In addition to being based on the legislation to which the Company is subject, the provisions of this Code also establish guidelines and policies aimed at avoiding circumstances that could lead to even the slightest appearance of impropriety in business actions.

Some of the provisions made here may be detailed or implemented through Company instructions or specific documentation covering specific business areas.

Every member of the Company is personally responsible for ensuring that their business decisions and conduct are in accordance with the terms, conditions and spirit of this Code.

The provisions in this Code may be altered in so far as Management feels that standards require updating. The Corporate Executive Vice-President is responsible for publishing updates.

The Code applies to all directors, officers and employees, at every level of the Company hierarchy, including the management, and our subsidiaries and controlled companies, with those violating its provisions subject to the appropriate disciplinary measures.

Mauricio Novis Botelho
CEO
EMBRAER

Code of Ethics and Conduct

CHAPTER 1 — The Company’s General Principles

Article 1: The Company’s general principles must guide all its internal and external actions and those of the members of the Company:

•	Acting synergistically in order to obtain the best results for the Company.

•	Social responsibility and respect for the environment, workplace hygiene and safety in all their actions.

•	Ethics as an indispensable factor in relations with customers, shareholders, employees, suppliers, service providers and other entities of society.

•	Satisfaction for customers, shareholders, employees and society, considering that productivity, competitiveness and profitability are the natural and necessary consequence of this process.

•	Constant improvement, professional recognition and personal growth of employees, leading to equality of opportunity for professional development.

•	Hold to the posture of honesty, fairness, transparency and respect, valuing human beings and their privacy, dignity and individuality.

•	Reject any discriminatory practice based on origin, race, color, ethnic origin, sex, age, religion, physical incapacity, sexual orientation or any other forms of prejudice.

CHAPTER 2 — Laws, regulations and other rules and contractual obligations

Article 2: All actions taken by the Company and its members, without exception and wherever they may be acting must be in compliance with the governmental laws, regulations and other rules applicable to the Company.

Article 3: Anyone aware of any violation by any member of the Company, whether based on actual fact or reasonable grounds for suspicion, of any applicable law, regulation or other rule, or of any provision of this Code, must immediately make a written report to their immediate supervisor or to the Company’s Legal Department.

CHAPTER 3 — Conflicts of interest

Article 4: The private interests of the members of the Company should not interfere with Company interests. Therefore all and any relations that pose or appear to pose a conflict of interest between the Company and its members should be avoided, as should conflicts of interest that involve relatives or people with whom they have close relations, professionally or personally.

Article 5: Employees and managers have a duty of loyalty to the Company; they should always defend its legitimate interests whenever necessary and their behavior should

Code of Ethics and Conduct

be based on attitudes that do not cause risk to the financial security or assets of the Company.

Article 6: Company members may not divert a business opportunity from the Company for his or her own benefit.

Article 7: In the case of knowledge of a situation that represents, or may represent a conflict of interest, or in situations in which it is not possible to prevent a conflict of interest, the member of the Company involved should raise the matter with their immediate supervisor, who should inform the Executive Vice-President—Corporate, and there must be a full written report of all the circumstances surrounding the case.

Article 8: Company employees and managers may not have economic and/or financial interests in competitors, customers, distributors or suppliers, in so far as such an interest might influence or appear to influence their actions on behalf of the Company.

Article 9: Employees and administrators of the Company, except when there is no conflict of interest, may not work for, or receive remuneration for services provided from, any competitor, customer, distributor or supplier, without previous written authorization from the Executive Vice-President—Corporate.

Article 10: Work unrelated to the activities of the Company is not allowed, such as the sale of products of any type, on Company premises whether or not these activities take place during or outside normal working hours.

Article 11: Using Company resources is not allowed – that includes telephones, equipment, materials or proprietary information of the Company — for work unrelated to the activities of the Company.

Article 12: Any Member of the Company may accept low value gifts (up to US$100.00, or the equivalent in Brazilian reais). However, there must be no acceptance of any present, gift or favor that may affect the judgment or evaluation of members of the Company, or that is accompanied by any explicit or implicit agreement that the person receiving the gift is in any way obliged to do something in exchange for the thing offered.

Article 13: Company members may not ask for gifts, tips or special favors or any other advantages for their own benefit or that of relatives or people with whom they have close professional or personal relations.

Article 14: Employees in managerial or supervisory or similar positions, and senior managers, are not allowed to influence or conduct job evaluation or salary review for relatives or persons with whom they have close relations.

Article 15: Company members who have family members or people with whom they maintain close relations, professionally or personally, working in business ventures

Code of Ethics and Conduct

that seek to provide services or supply goods to the Company may not use their personal influence in the course of negotiations.

Article 16: Company members should be zealous in relation to their professional integrity and personal image.

Article 17: The Company will not make loans or provide guarantees for personal obligations to any of its employees, managers or directors.

CHAPTER 4 — Confidential Information

Article 18: All members of the Company, even after leaving the Company, have a duty to maintain the confidentiality of all Confidential Information (as defined below), as well as information entrusted to the Company by customers, service providers or suppliers in the course of business that is identified as confidential by the customer, service provider or supplier, or by the Company itself; this includes refraining from discussing such information in elevators, restaurants, planes and other public places. If the disclosure of Confidential Information is demanded by any court or by a competent government authority, any member of the Company requested to disclose such information must first make a written report to our Legal Department with sufficient advance notice for the appropriate legal measures to be taken to safeguard the Company’s rights, and, in any event, only the information legally required should be disclosed.

Article 19: Confidential Information means any and all information and/or data of interest and relevance to the business affairs of the Company, including, but not limited to, the following:: (a) information of a commercial nature (for instance, customers, suppliers or advertisers, sales and marketing strategies, costs, prices and other market data); (b) information of a technical nature (such as methods, know-how, processes, designs and drawings, whether or not covered by industrial or intellectual property rights); (c) information of a strategic nature (such as upcoming strategies for developing business, sales or marketing); (d) information on employees, self-employed contractors consultants, service providers, and representatives (such as skills, abilities, hierarchical levels, remuneration or compensation, employment or similar records, or medical records); or any copies or records of the aforementioned, oral or written, on any physical media, that have been or are directly or indirectly supplied or disclosed to members of the Company, relating to itself, its subsidiaries, affiliates, wholly-owned subsidiaries, shareholders, customers, service providers or vendors.

Article 20: Confidential Information does not mean: (a) data that is in the public domain or will be in it, without violating the provisions of this Code, (b) information received in good-faith by members of the Company from third parties entitled to disclose it; for the purposes of this article, in the event of doubt or questions, the member of the Company that received the information will bear the onus of proving its non-confidential character.

Code of Ethics and Conduct

Article 21: Members may not discuss with or present to competitors on subjects related to competitive advantage, such as pricing policy, terms of contracts, costs, stocks, market and product plans, market research or similar data. If any exchange of Confidential Information on these subjects with competitors is required during the course of Company activities and/or business, prior authorization in writing from the Legal Department must be sought before any such disclosure.

CHAPTER 5 — Ethics in negotiations

Article 22: The Company is committed to negotiating fairly and honestly with its customers, suppliers, service providers, competitors, employees and managers.

Article 23: The selection and contracting of vendors should always be based on technical, professional and ethical criteria and on the needs of the Company.

Article 24: Customers or potential customers, or suppliers or potential suppliers may not be offered benefits or compensation that are contrary to any applicable legislation, regulation or other rules, including fair competition legislation.

Article 25: Suppliers may not be asked to terminate their business or contracts with competitors or third parties in order to maintain a commercial relationship with the Company, except when there is a justifiable commercial reason that is not contrary to any applicable legislation, regulation or other rules, including fair competition legislation.

Article 26: The Company’s policy does not include denigrating the image of employees or former employees, or the services or products of competitors or service providers.

Article 27: Any comparison of Company services or products with those of competitors should be precise, consistent and backed by objective data and facts.

Article 28: Using illegal or unethical methods to obtain competitor information for the Company, including theft of Confidential Information, business secrets, or inducing present or former members of the Company or of other companies to disclose Confidential Information is categorically banned.

Article 29: No member of the Company is allowed to bribe, offer or receive any kind of kickbacks or tips, or attempt to induce the offer of any bribe, offer, kickback or tip, in any situation in favor of the Company.

CHAPTER 6 — Protection and appropriate use of Company property

Article 30: All employees and managers should strive for proper allocation and use of the Company’s premises and property, facilities and equipment, supplies, buildings, tools, stocks, systems, equipment and software, vehicles, records, telephones, voice and electronic mail, and financial resources of all kinds.

Code of Ethics and Conduct

Article 31: All employees should strive for the proper use, conservation and confidentiality of Company property and information under their charge, ensuring it is used efficiently and rationally and strictly for the Company’s business.

Article 32: No Company goods, facilities or services may be used for purposes other than the Company’s business.

CHAPTER 7 — Accurate records, books and disclosure

Article 33: No deletions or adulterations may be made to Company’s documents, registrations, records or systems for the purpose of inducing other members of the Company or third parties to have an erroneous or partial understanding of any subject based on these documents, registrations, records and systems.

Article 34: All Company books and records should contain full and truthful data. False or inexact annotations are categorically forbidden. No payment may be authorized if it is known that all or part of the payment is for a purpose other than the one stated in the documents supporting the payment.

Article 35: All disclosure in reports and documents that the Company files with, or submits to, the CVM and/or the U.S. Securities and Exchange Commission and in other public communications made by the Company shall be full, fair, accurate, timely and understandable.

CHAPTER 8 — Discrimination and harassment

Article 36: The Company is committed to providing a workplace environment free from any kind of discrimination. It categorically bars from all Company locations any manifestation of discrimination based on race, ethnic origin, gender, beliefs, religion, age, physical disability or sexual orientation, and it adopts criteria for equality, recognition and continuous development of its employees.

Article 37: Any type of harassment in Company environment is categorically prohibited, particularly of a sexual and moral nature. This includes any verbal or physical conduct involving humiliating, coercing or threatening employees or managers, or creating a hostile professional atmosphere that causes unjustifiable interference with individual performance or affects the working conditions of the person involved.

CHAPTER 9 — Health, safety and environment

Article 38: The Company follows the principle of doing its best to provide employees with a safe workplace environment; for this purpose it takes measures required to preserve the physical, mental and moral integrity of employees and ensure they are

Code of Ethics and Conduct

given appropriate training in safety procedures and workplace hygiene, including high-risk activities or situations.

Article 39: The Company maintains an ongoing commitment to making its best efforts to promote environment-friendly initiatives to attain sustainable development and to preserve ecosystems.